Exhibit 99.1

Agile Therapeutics Appoints Seth H. Z. Fischer to its Board of Directors

Industry Veteran Brings Significant Management and Commercial Experience

PRINCETON, N.J., July 28, 2016— Agile Therapeutics, Inc., (Nasdaq: AGRX) today announced the appointment of Seth H. Z. Fischer to the Company’s Board of Directors, effective July 28, 2016.  Mr. Fischer will serve on Agile’s Compensation and Nominating & Corporate Governance Committees.

“We are very pleased to welcome Seth to our board of directors,” stated Al Altomari, President and Chief Executive Officer of Agile. “Seth’s significant commercial background, including expertise in leading and developing strategic growth initiatives for a global pharmaceutical company will be invaluable to us.  We look forward to leveraging his expertise as we continue to advance our clinical programs towards commercialization and achieve our strategic goals of providing new transdermal contraceptive options for women.”

Mr. Fischer has more than three decades of healthcare experience in the pharmaceutical and medical device industry.  He currently serves as Chief Executive Officer and a Director of Vivus, Inc., a publicly traded biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, diabetes, sleep apnea, and sexual health.  Mr. Fischer also serves as a member of the Board of Directors of BioSig Technologies, Inc., and is an advisor to MedHab, LLC.  He has served in positions of increasing responsibility with Johnson & Johnson from 1983 until his retirement in 2012.  Most recently, Mr. Fischer served as Company Group Chairman Johnson & Johnson and Worldwide Franchise Chairman, Cordis Corporation from 2008 to 2012, and as Company Group Chairman, North America Pharmaceuticals from 2004 to 2007, which included responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios.  Prior to that, Mr. Fischer served as President of Ortho-McNeil Pharmaceuticals from 2000 to 2004. His operating responsibilities encompassed the commercialization of products in multiple therapeutic categories including Topamax® for epilepsy and migraine and products in the analgesic, anti-infective, cardiovascular, neurologic, psychiatric and women’s health areas, including ORTHO EVRA®, one of the most successful contraceptive launches in the U.S and the first ever contraceptive patch.  He earned a Bachelor of General Studies from Ohio University and served as a captain in the U.S. Air Force.

The Company also announced that Karen Hong, Ph.D., who has served as a member of the Company’s Board of Directors since 2006, has stepped down from her role as a director of Agile effective July 28, 2016, in order to devote her full time and efforts to her other commitments.

“We are sincerely grateful for Karen’s extraordinary service over the past ten years,” stated Mr. Altomari.  “Her leadership and guidance have been instrumental in the significant progress we have made in the development of a novel transdermal contraceptive for women.  We wish her continued success in her future endeavors.”

In connection with Dr. Hong’s resignation, the Company’s Board of Directors appointed Abhijeet Lele, a current director of the Company, to serve as the chairperson of the Board’s Nominating and Corporate Governance Committee in place of Dr. Hong.

About Agile

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” related to the Company’s, product candidate pipeline, timing and conduct of clinical trials and potential market opportunity for its product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, our statements about the timing and conduct of our clinical trials and our ability to potentially commercialize our product candidates, could be affected by the potential that we experience slower than expected enrollment, we identify serious side effects or other safety issues, we do not have clinical supply of our product candidate that is adequate in amount and quality and supplied in a timely fashion, and the inherent risks of clinical development; our statements about the potential commercial opportunity could be affected by the potential that our product does not receive regulatory approval, does not receive reimbursement by third party payors, or a commercial market for the product does not develop because of any of the risks inherent in the commercialization of contraceptive products. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. All forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SOURCE  Agile Therapeutics

Contact:  Mary Coleman 609-356-1921